EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I

(Form Type)

MASSMUTUAL ACCESSSM PINE POINT FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$4,157,868.86	(1)	$0.0000927	$385.43	(2)

Fees Previously Paid	$0.00
Total Transaction Valuation	$4,157,868.86	(1)
Total Fees Due for Filing				$385.43
Total Fees Previously Paid				$0.00
Total Fee Offsets				$0.00
Net Fee Due				$385.43

(1)	Estimated solely for purposes of calculating the filing fee for this transaction in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the maximum percentage of Shares offered to be repurchased calculated at the most recent net asset value per Share as of the filing date (5% of net asset value offered to be repurchased valued at the most recent net asset value as of the filing date, or January 31, 2022).
(2)	The amount of the filing fee is calculated in accordance with the Exchange Act equals $92.70 for each $1,000,000 of value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-I	811-23700	3/22/2022		$0.00
Fee Offset Sources	MassMutual AccessSM Pine Point Fund	SC TO-I	811-23700		3/22/2022		$0.00